AMENDED AND RESTATED MASTER DISTRIBUTION PLAN

WHEREAS, RBC Funds Trust (“Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940 (the “Act”) and is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (each a “Fund” and together, the “Funds”), and is further authorized to issue one or more classes of shares of such series (each a “Class” and together, the “Classes”); and

WHEREAS, the Trust has engaged RBC Global Asset Management (U.S.) Inc. (the “Adviser/Administrator”) to render investment management and administrative services with respect to certain Funds that the Trustees shall establish and designate from time to time; and

WHEREAS, the Trust employs Quasar Distributors, LLC (the “Distributor”) as the distributor of securities of certain Funds within the Trust; and

WHEREAS, the Board of Trustees of the Trust adopted a Master Distribution Plan (the “Plan”) with respect to certain Funds and Classes, and supplemented the Plan from time to time to include additional Funds and Classes, all after determining that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders; and

WHEREAS, the Board of Trustees of the Trust has determined that it is appropriate to amend and restate the Plan in its entirety.

NOW THEREFORE, the Trust hereby amends and restates the Plan on the following terms and conditions:

1.         The Plan shall pertain to such Funds and Classes as shall be designated from time to time by the Trustees of the Trust on Exhibit A hereto or in any Supplement to the Plan (“Supplement”).

2.         The Trust will pay distribution expenses directly or will reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of such

Funds and Classes. Such distribution costs and expenses would include (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form-of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors, and (v) such other similar services as an executive officer of the Trust determines to be reasonably calculated to result in the sale of shares of the Funds.

Payments or reimbursements under the Plan shall be made on a monthly basis, subject to an annual limit of the average daily net assets of a Fund, or of each Class, as applicable, as shall be set forth on Exhibit B hereto or in any Supplement to the Plan, as applicable, with respect to a Fund or Class, subject further to any lower limits that may be required pursuant to applicable rules of the Financial Industry Regulatory Authority. Payments made out of or charged against the assets of a Fund or Class, as applicable, must be in payment or reimbursement for distribution costs and expenses, or distribution services rendered, for or on behalf of the Fund or Class.

3.         The Trust shall pay all costs and expenses in connection with printing and distribution of the Funds’ prospectuses and the implementation and operation of the Plan provided that expenses attributable to a Fund shall be paid by that Fund and expenses attributable to a Class shall be paid by that Class.

4.         The Plan shall not take effect with respect to a Fund or Class, if adopted after any public offering of such Fund or Class (or the sale of securities of such Fund or Class to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust or affiliated persons of such promoters), until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of that Fund or Class. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund or Class if a majority of the outstanding voting securities of each Fund or Class, as applicable, votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust (with respect to a Fund or Class) or the Fund (with respect to a Class).

5.         The Plan shall not take effect with respect to a Fund or Class until it has been approved, together with any related agreements, amendments or Supplements, as applicable, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person (if such vote is required to be cast in person under then current positions and interpretations of the 1940 Act by the U.S. Securities and Exchange Commission (“SEC”) or its staff) at a meeting (or in meetings) called for the purpose of voting on the Plan and such related agreements.

6.         The Plan, once approved for a Fund or Class, shall continue in effect for such Fund or Class so long as such continuance is specifically approved at least annually with respect to such Fund and Class in the manner provided for approval of the Plan in paragraph 5.

7.         Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8.         Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to a Fund or Class at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, on not more than 60 days written notice to any other party to the agreement: and (b) that such agreement shall terminate automatically in the event of its assignment.

9.         The Plan may be terminated at any time with respect to a Fund or Class by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding voting securities of that Fund or Class, as applicable. With respect to any Fund and Class for which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

10.         The Plan may be amended at any time by the Board of Trustees provided that: (a) any amendment to increase materially the costs which a Fund or Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, and upon compliance with conditions of applicable exemptive orders issued by, or rules of, the U.S. Securities and Exchange Commission; and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

11.         While the Plan is in effect, the Trust’s Board of Trustees must satisfy the Fund Governance Standards as defined in Rule 0-1(a)(7) under the Act.

12.         The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

Amended and Restated: December [18], 2020

Exhibit A

Access Capital Community Investment Fund

RBC BlueBay Emerging Market Debt Fund

RBC BlueBay Global Bond Fund

RBC BlueBay High Yield Bond Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC Enterprise Fund

RBC Global Opportunities Fund

RBC Impact Bond Fund

RBC International Opportunities Fund

RBC Microcap Value Fund RBC Small Cap Core Fund

RBC Small Cap Growth Fund

RBC Small Cap Value Fund

RBC SMID Cap Growth Fund

Exhibit B

As provided in paragraph 2 of the Plan, payments or reimbursements by each Fund shall be subject to an annual limit of 0.50% of the average daily net assets attributable to Class A shares provided that up to 0.25% of such average daily net assets may be designated out of such payments or reimbursements as a “service fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority.